UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 24, 2006

        MIDAMERICAN ENERGY HOLDINGS COMPANY
(Exact name of registrant as specified in its charter)

Iowa	1-14881	94-2213782
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

666 Grand Avenue, Des Moines, Iowa	50309
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (515) 242-4300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 24, 2006, MidAmerican Energy Holdings Company (the ‘‘Company’’) completed a $1.7 billion offering of unsecured senior bonds due 2036 (the ‘‘Bonds’’). The Bonds were issued at an offering price of 99.957%, will accrue interest at a rate of 6.125% per annum and will mature on April 1, 2036. Accrued interest on the Bonds is payable on April 1 and October 1 of each year, commencing on October 1, 2006, until the principal amount of the Bonds is paid in full.

The Bonds were issued pursuant to a Fourth Supplemental Indenture, by and between the Company and The Bank of New York Trust Company, N.A. (the ‘‘Trustee’’), dated as of March 24, 2006 (the ‘‘Fourth Supplemental Indenture’’). The foregoing discussion of the Bonds and the Fourth Supplemental Indenture is qualified in its entirety by reference to the Fourth Supplemental Indenture, a copy of which is attached hereto as Exhibit 4.1 and incorporated into this Item 1.01 by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion in Item 1.01 of this Form 8-K is incorporated into this Item 2.03 by reference.

The Fourth Supplemental Indenture further supplements that certain Indenture (the ‘‘Initial Indenture’’), dated as of October 4, 2002 (as amended and supplemented by the Second Supplemental Indenture thereto, dated as of May 16, 2003, the ‘‘Second Supplemental Indenture’’ and, together with the Initial Indenture, the ‘‘Base Indenture’’), between the Company and the Trustee. The Bonds are subject to the terms of the Base Indenture as supplemented by the Fourth Supplemental Indenture, including, without limitation, the provisions relating to ‘‘Events of Default’’ and the acceleration of the Bonds upon the occurrence of an Event of Default.

In general, an Event of Default includes any of the following events: (i) a default by the Company as to the payment of any amounts (i.e., any principal, interest or premium) payable under the Bonds when due; (ii) any default in the performance, or breach, of any covenant, agreement or warranty of the Company contained in the Base Indenture which continues for 30 days after written notice thereof is given to the Company by the Trustee or to the Company and Trustee by the holders of a majority of the aggregate principal amount of all series of senior debt securities (including the Bonds) outstanding under the Base Indenture, as amended, modified and supplemented from time to time; (iii) a default on any other indebtedness of the Company or certain of its subsidiaries (other than indebtedness that is non-recourse to the Company and its assets) if either (A) such default results from the failure to pay more than $100 million of such indebtedness when due (after the expiration of any applicable grace period) or (B) as a result of such default, the maturity of such indebtedness is accelerated and such default is not timely cured and such acceleration is not rescinded and the aggregate principal amount of such indebtedness, together with the aggregate principal amount of any other indebtedness of the Company and certain of its subsidiaries (other than indebtedness that is non-recourse to the Company and its assets) that is then in default, is $100 million or more; (iv) the entry by a court of one or more judgments or orders against the Company or any of certain of its subsidiaries for the payment of more than $100 million (excluding any amount thereof that is covered by insurance or any bond written by an entity that is not affiliated with the Company and any amount that is non-recourse to the Company and its assets), which judgment is not vacated, discharged or stayed within 60 days after entry thereof; and (v) the bankruptcy or insolvency of the Company or any of certain of its subsidiaries.

The foregoing discussion of the Bonds, the Base Indenture and the Fourth Supplemental Indenture is qualified in its entirety by reference to: (i) the Initial Indenture, a copy of which is filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-4, dated December 6, 2002, and incorporated into this Item 2.03 by reference; (ii) the Second Supplemental Indenture, a copy of which is filed as Exhibit 4.3 to the Company’s Registration Statement on Form S-4, dated May 30, 2003, and incorporated into this Item 2.03 by reference; and (iii) the Fourth Supplemental Indenture, a copy of which is attached hereto as Exhibit 4.1 and incorporated into this Item 2.03 by reference.

Item 8.01 Other Events.

On March 28, 2006, the Company used the entire proceeds from the sale of the Bonds to repurchase from Berkshire Hathaway Inc. $1.7 billion of the Company’s common stock. As a result of this repurchase, Berkshire Hathaway Inc. owns approximately 88.2% of the Company’s outstanding common stock (86.6% on a diluted basis).

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
4.1	Fourth Supplemental Indenture, by and between the Company and The Bank of New York Trust Company, N.A., dated as of March 24, 2006

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 28, 2006	MIDAMERICAN ENERGY HOLDINGS COMPANY
By: /s/ Douglas L. Anderson Name: Douglas L. Anderson Title: Senior Vice President

 EXHIBIT INDEX

Exhibit Number	Description
4.1	Fourth Supplemental Indenture, by and between the Company and The Bank of New York Trust Company, N.A., dated as of March 24, 2006